Exhibit 99.1

Benihana Inc. Reports Total Restaurant Sales and Comparable Restaurant Sales for the Third Four-Week Period & Twelve-Week Period of the Second Fiscal Quarter 2011

MIAMI--(BUSINESS WIRE)--October 14, 2010--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported total restaurant sales and comparable restaurant sales for the third four-week period (September 13 – October 10, 2010) and the twelve-week period (July 19 - October 10, 2010) of the second fiscal quarter 2011.

For the third four-week period, total restaurant sales increased 4.6% to $23.1 million from $22.0 million, while Company-wide comparable restaurant sales increased 5.7%, representing the eighth consecutive four-week period of comparable restaurant sales increases. By concept, comparable restaurant sales increased 8.7% at Benihana Teppanyaki and 0.9% at RA Sushi, but decreased 0.6% at Haru. There were a total of 384 store-operating weeks in the third four-week period of the second fiscal quarter 2011 compared to a total of 392 store-operating weeks in the third four-week period of the second fiscal quarter 2010.

For the twelve-week period, total restaurant sales increased 4.1% to $71.8 million in the second fiscal quarter 2011 from $69.0 million in the second fiscal quarter 2010, while Company-wide comparable restaurant sales increased 4.7%, representing the third consecutive quarter of comparable restaurant sales increases. By concept, comparable restaurant sales increased 7.9% at Benihana Teppanyaki, but decreased 0.9% at RA Sushi and 1.0% at Haru. There were a total of 1,160 store-operating weeks in the second fiscal quarter 2011 compared to a total of 1,179 store-operating weeks in the second fiscal quarter 2010.

Richard C. Stockinger, Chairman, Chief Executive Officer and President, said, “We continue to see increasing momentum in our business, and ended the quarter on a ‘high note’, with our best sales performance occurring during the most recent four-week period. Benihana Teppanyaki’s robust trends were the result of strong traffic gains (up 10%), which we attribute to the Renewal Program itself, our recent Chef’s Special promotions, as well as our effective marketing programs. At our sushi brands, RA Sushi returned to positive territory after several periods of declining trends, and even Haru realized a sequential improvement from the previous four-week period. All in all, we are pleased with our performance across all three brands, especially in Teppanyaki, where our comparable restaurant sales are at the forefront of the industry.”

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of the Company, including, without limitation: risks related to the Company’s business strategy, including the Company’s Renewal Program and marketing programs; risks related to the Company’s ability to operate successfully in the current challenging economic environment; risks related to the Company’s efforts to strengthen its Benihana Teppanyaki concept and build its RA Sushi and Haru brands; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. Past performance may not be indicative of future results. In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

About Benihana

Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 97 restaurants nationwide, including 63 Benihana Teppanyaki restaurants, nine Haru sushi restaurants, and 25 RA Sushi Bar restaurants. Under development at present is one Benihana Teppanyaki restaurant. In addition, 20 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video.

CONTACT:
ICR
Raphael Gross, 203-682-8253